SQUAR MILNER

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Squar, Milner, Reehl & Williamson, LLP

Certified Public Accountants and Financial Advisors

Squar Milner Financial Services LLC

Squar Milner Real Estate Services, GP

Squar Milner Corporate Diligence Services, GP

To the Board of Directors of New Century Companies, Inc.

We hereby consent to the incorporation by reference into this Registration Statement on Form SB-2 of New Century Companies, Inc. of our report dated April 7, 2006, relating to the consolidated balance sheet of New Century Companies, Inc. as of December 31, 2005 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the two years in the period ended December 31, 2005. We also hereby consent to the reference to our Firm under the caption "Experts".

Squar Milner Reehl & Williamson, LLP

Newport Beach, California
June 8, 2006